Exhibit 10.9

RELEASE, CONSULTATIVE AND NONCOMPETITION AGREEMENT

     THIS AGREEMENT is made and entered into as of the 9th day of February, 2005, by and among SCI Funeral & Cemetery Purchasing Cooperative, Inc., a Delaware corporation (hereinafter called the “Company”), SCI Executive Services, Inc., a Delaware corporation (hereinafter called “Executive Services”), Huntco International, Inc., a Delaware corporation (hereinafter called “Consultant”), and B. D. Hunter (hereinafter called “Terminating Employee” or “Hunter”).

     WHEREAS, Terminating Employee is employed by Executive Services pursuant to that certain Employment and Noncompetition Agreement dated January 1, 2004;

     WHEREAS, Terminating Employee and Executive Services are mutually desirous of terminating employment of Terminating Employee and such Employment and Noncompetition Agreement; and

     WHEREAS, Company is desirous of engaging Consultant through a consulting agreement, as well as obtaining the personal services of Hunter;

     NOW, THEREFORE, in consideration of the performance and discharge of the respective agreements herein contained, the parties hereto agree as follows:

     Section 1. Termination of Employment. Effective February 9, 2005, Terminating Employee resigns as an officer, director, committee member and employee of Service Corporation International (“SCI”), the Company, Executive Services, and all of their subsidiaries and affiliated companies and enterprises (collectively, the “SCI Group”). Executive Services and Terminating Employee hereby terminate and cancel the Employment and Noncompetition Agreement dated January 1, 2004 between Terminating Employee and Executive Services in its entirety, including without limitation all salary, incentive compensation and other benefits provided for therein, except as set forth below in this Section 1.

•	All SCI stock options and restricted stock held by Terminating Employee, as set forth on Exhibit A, will be governed by the terms thereof based upon termination of employment without cause.

•	The Terminating Employee shall participate fully in the SCI cash bonus incentive plan for 2004.

•	The Terminating Employee shall be entitled to start receiving his benefits under the Retirement Plan for Non-Employee Directors.

•	Pursuant to plan terms regarding termination without cause, Terminating Employee will be given credit for having participated in the SCI 2003 Performance Unit Plan for 24 months and the 2004 Performance Unit Plan for 12 months. Under those Performance Unit Plans, the determination of whether an award is due is made using specified measurement criteria as of December 31, 2005 for the 2003 Performance Unit Plan and December 31, 2006 for the 2004 Performance Unit Plan. If an award is determined to be due under the terms of the 2003 Performance Unit Plan, Terminating Employee will receive payment of 24/36 of the amount to which he would have been entitled if he remained employed by Company through December 31, 2005. If an award is determined to be due under the terms of the 2004 Performance Unit Plan, Terminating Employee will receive payment of 12/36 of the amount to which he would have been entitled if he had remained employed by the Company through December 31, 2006. Such prorated awards shall be payable at the time payments are made to other participants in those Performance Unit Plans, and shall be reduced by all customary withholding and payroll deductions.

•	The Terminating Employee shall be entitled to his benefits under the SCI Cash Balance Plan according to plan terms.

All other compensation and benefits of Terminating Employee under such Employment and Noncompetition Agreement are cancelled and terminated, including without limitation the following:

•	Terminating Employee shall not be entitled to make any further contributions to the SCI 401(k) Plan.

•	Terminating Employee shall not be entitled to any benefit or allowance for financial or tax planning.

•	Terminating Employee shall not be entitled to any life insurance benefits.

•	Terminating Employee shall not be entitled to any health or health insurance benefits.

•	Terminating Employee shall not be entitled to executive medical reimbursement.

•	Terminating Employee shall not be entitled to disability or disability insurance benefits.

•	Terminating Employee shall not be entitled to business travel insurance.

     Section 2. Release.

          A. In consideration of the payments to Terminating Employee referred to in Section 5 below, the sufficiency of which Terminating Employee hereby acknowledges, Terminating Employee discharges and releases SCI, Executive Services, all other members of SCI Group, their successors, assigns, divisions, representatives, agents, officers, directors, stockholders, and employees, from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of execution of this Agreement, including but not limited to, the following: (a) any statutory claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Acts of 1964 and 1991, the Employee Retirement Income Security Act, Chapter 451 of the Texas Labor Code and/or the Texas Commission on Human Rights Act, any other federal or state discrimination, employment, or human rights laws, (b) any tort or contract claims, including claims arising under or relating to the Employment and Noncompetition Agreement, (c) any claims for unpaid wages, bonuses, salary, or any other employment-related compensation or expenses, as well as any claims of wrongful discharge, breach of contract, retaliation, defamation and claims for emotional distress, including any mental pain and suffering, and/or (d) any other claims, matters or actions related to Terminating Employee’s employment and/or affiliation with, or separation from the SCI Group, but expressly excluding all claims or causes of action relating to rights, benefits and compensation set forth in Section 1 in this Agreement.

          Terminating Employee acknowledges that: (i) he has been advised to consult with an attorney to discuss the contents of this Agreement and its meaning prior to executing this Agreement; (ii) he has been given a period of at least 21 days within which to consider the release herein of his rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; (iii) he has knowingly and voluntarily executed this Agreement prior to the expiration of said 21 day period in accordance with his free will and without any requirement by any member of the SCI Group; (iv) he understands the terms and conditions of this Agreement and agrees to abide by all such terms and conditions, and (v) he has executed this Agreement without hidden reservations. Terminating Employee’s release of claims under the Age Discrimination in Employment Act may be revoked by Terminating Employee within 7 days after the execution of this Agreement, and the release of any claims under the Age Discrimination in Employment Act shall not become effective until such revocation period has expired. In the event of such revocation, Executive Services and Company shall have the option to terminate this Agreement, in which event all obligations of Executive Services and Company hereunder shall be revoked and cancelled, and Terminating Employee and Consultant shall return to Executive Services and Company any compensation received under the terms of this Agreement.

          B. SCI and Executive Services discharge and release Terminating Employee and his heirs, executors and administrators from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of execution of this Agreement, including, but not limited to, any claim, matter or action related to Terminating Employee’s employment and/or affiliation with, or separation from SCI Group, or related to violations of noncompetition covenants or confidentiality obligations.

     Section 3. Consulting Term of Agreement. Subject to the provisions for termination and extension hereinafter set forth and subject to all of the provisions of this Agreement, the initial term of consulting under this Agreement (“Term”) shall be for a period commencing on February 9, 2005 and terminating February 9, 2010.

     Section 4. Consultant Services. By the use of Consultant’s and Hunter’s knowledge, skills, expertise and goodwill, and acting at all times as an independent contractor, independent of any supervision, reporting of hours, or control in the performance of consulting duties by the Company, Consultant agrees to provide consultative services of Hunter for the Company upon the request of the Office of the Chairman of SCI and to perform such consultative services as follows:

A.	During the Term hereof, Consultant shall cause Hunter to personally furnish to the Company his best advice, information, judgment, and knowledge with respect to the marketing programs, merchandising, branding and Affiliate network of SCI Group and such other matters as may be designated by the Office of the Chairman of SCI, and generally seek to preserve and increase the business and goodwill of the Company and its affiliates. It is understood and agreed that the consulting services to be furnished hereunder will involve Hunter spending significant time at the Company’s field operations, vendors’ locations and other places away from the Company’s headquarters in Houston, Texas.

B.	During the first three years of this Agreement, Consultant shall cause Hunter to devote substantially his full time, attention and energy to the business of the Company and its affiliates in the performance of the consultative services described herein. During the first three years of this Agreement, in no event shall Hunter be required to spend more than forty (40) hours per week performing consulting services hereunder. During the fourth and fifth year of this Agreement, and during any extension period, as described in Section 24 below, Consultant shall cause Hunter to devote substantial time, attention and energy to the business of the Company and its affiliates in the performance of the consultative services described herein. During the fourth and fifth year of this Agreement and during any extension period, in no event shall Hunter be required to devote more than twenty (20) hours per week performing consulting services hereunder.

C.	During the time consultative services are to be provided hereunder, same shall be discharged and performed by Hunter personally under the direction and subject to the control of the Office of the Chairman of SCI.

D.	With respect to consulting services to be performed by Consultant or Hunter, Consultant or Hunter shall have the right to decline to perform such services to the extent and for such time period as Consultant or Hunter is reasonably unable to do so because of: (i) personal illness of Hunter, (ii) illness of a member of Hunter’s immediate family for a period not to exceed 30 days for the duration of this Agreement, or (iii) such services would involve travel to a foreign country which is hazardous.

E.	It is understood that the provisions of paragraphs A, B and C of this Section 4 shall permit Hunter to have reasonable periods for personal time off and vacation.

   Section 5. Consideration. As compensation for the consultative services to be performed and rendered by Consultant hereunder, Company agrees to pay Consultant for the term of this Agreement, so long as this Agreement shall be in full force and effect, at the rate of $91,667 per month during the first thirty-six months of the Term and $50,000 per month during the remaining twenty-four months of the Term. Such payment shall not be subject to withholding for income taxes or FICA; provided, however, that such monthly consultative payments shall terminate on the death of Hunter or in the event this Agreement should be terminated as otherwise provided herein. In the event of the death of Hunter or in the event this Agreement should be terminated as provided herein, the Company shall have no further obligation to Consultant or Hunter under this Agreement (i) except to pay all compensation earned prior to such date of death or termination, and (ii) except that the continuing benefits of Terminating Employee as set forth in Section 1 shall continue in accordance with their respective terms. The first installment will be due and payable on or before February 10, 2005 and subsequent payments shall be made on the same day of each succeeding month during the Term hereof.

     In addition, Consultant shall be entitled to the services or benefits listed below during the Term. Consultant shall not be entitled to any other services or benefits.

▪	Office facilities, furniture and secretarial support.

     Section 6. Reimbursement for Expenses. Consultant is authorized to incur reasonable business expenses in connection with the performance of consultative duties hereunder. Consultant will submit monthly an itemized account of such expenditures and such receipts or other documents as may be required by the Company. Upon approval of the expenses by the Office of the Chairman of SCI, Consultant will be reimbursed by the Company for all such reasonable business expenses.

     Section 7. Miscellaneous Covenants. Consultant and Hunter agree that at all times during the Term of this Agreement:

A.	Consultant and Hunter will not knowingly or intentionally do or say any act or thing which will or may impair, damage, or destroy the goodwill and esteem for the Company or its affiliates with suppliers, employees, patrons, customers, and others who may at any time have or have had business relations with the Company or its affiliates;

B.	Consultant and Hunter will not reveal to any third person any differences of opinion, if there be such at any time, between each of them and the management of the Company or its affiliates as to their personnel, policies or practices; and,

C.	Consultant and Hunter will not knowingly or intentionally do any act or thing detrimental to the Company or its affiliates or their business.

D.	The provisions of the preceding paragraphs of this Section 7 shall be interpreted reasonably after taking into consideration the circumstances prevailing at the time in question.

     Section 8. Confidentiality. Consultant and Hunter understand that in the course of discharging and performance of the consultative duties as herein provided, Consultant and Hunter will receive certain trade secrets, lists of customers, and other confidential information concerning the business of the Company and its affiliates which the Company desires to protect. Consultant and Hunter understand that, among other things, the management methods, operating techniques, procedures and methods, customer lists, prospective acquisitions, employee lists, training manuals and procedures, personnel evaluation procedures, collection procedures, and financial reports of the Company and/or its affiliates are confidential and are not at any time during or after the Term of this Agreement to be revealed to anyone outside the Company without specific written authorization by an officer of the Company. Consultant and Hunter further agree that each will not divulge to anyone outside the Company any such confidential information or trade secrets. In the event Consultant or Hunter are uncertain as to the confidential nature of certain information or materials, then prior to disclosing such information or materials to any third party, Consultant or Hunter will first confer with the Office of the Chairman of SCI to obtain its determination. In the event the Office of the Chairman deems the information or material in question to be confidential, then Consultant or Hunter shall cause the third party to execute a confidentiality agreement in a form provided by the Company prior to disclosing such information or material.

     Section 9. Noncompetition. Consultant and Hunter agree that during the Term of this Agreement each will not, directly or indirectly, be employed by, engaged in, interested in or concerned with any business which is in competition with the business of the Company or any subsidiary of the Company. In the event that Consultant and/or Hunter become engaged in a business in which at that time the Company is not yet engaged and Company subsequently engages in such business, this will not be deemed to be a violation of this covenant of noncompetition set forth in the preceding sentence.

     The noncompetition obligations of Consultant and Hunter shall terminate upon the expiration of the Term of this Agreement; provided however, that in the event this Agreement is terminated by Consultant because of a violation of this Agreement by the Company as described in the second paragraph of Section 12 hereunder, the noncompetition obligations of Consultant and Hunter shall continue until such time as the Agreement would have otherwise terminated if there had been no such violation.

Section 10. Assumption of Agreement

     A. For purposes of this Section 10, “Triggering Event” shall mean the happening of any of the following events set forth in paragraphs 1, 2 or 3 below:

          1. The acquisition by any individual, entity or group of beneficial ownership of 20% or more of the outstanding shares of common stock of Service Corporation International (“Outstanding SCI Common Stock”) or 20% or more of the combined voting power of the then outstanding voting securities of Service Corporation International (“Outstanding SCI Voting Securities”); provided, however, that the following acquisitions shall not constitute a Triggering Event:

a.	Any acquisition directly from Service Corporation International other than an acquisition resulting from an exercise of a conversion privilege,

b.	Any acquisition by Service Corporation International,

c.	Any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Service Corporation International or any of its subsidiaries,

d.	Any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, the conditions described in clauses 2.(A) and 2.(B) below are satisfied.

          2. Approval of the shareholders of Service Corporation International of a reorganization, merger or consolidation, in each case, unless following such reorganization, merger or consolidation, (A) more than 60% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners respectively of the Outstanding SCI Common Stock and Outstanding SCI Voting Securities immediately prior to such reorganization, merger or consolidation, and (B) no person (excluding Service Corporation International, any employee benefit plan or related trust of Service Corporation International or such corporation resulting from such reorganization, merger or consolidation and any person beneficially owning immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding SCI Common Stock or Outstanding SCI Voting Securities) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; or

          3. Approval of the shareholders of Service Corporation International of (1) a complete liquidation of dissolution of Service Corporation International or (2) a sale or other disposition of all or substantially all of the assets of Service Corporation International other than to a corporation with respect to which following such sale or disposition, (i) more than 60% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is beneficially owned, directly or indirectly by all or substantially all of the individuals and entities who are beneficial owners respectively of the Outstanding SCI Common Stock and Outstanding SCI Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership immediately prior to such sale or other disposition, and (ii) no person (excluding Service Corporation International and any employee benefit plan or related trust of Service Corporation International or such corporation and any person beneficially owning immediately prior to such sale or other disposition directly or indirectly 20% or more of the Outstanding SCI Common Stock or Outstanding SCI Voting Securities) beneficially owns, directly or indirectly 20% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors.

          4. If a Triggering Event, as defined above, occurs during the term of this Agreement and Consultant makes a written request within 30 days of the occurrence of the Triggering Event, the party obtaining the controlling interest in SCI shall, within 90 days of receipt of such written request, confirm in writing to Consultant such party’s assumption of the Company’s obligations under this Agreement. If Consultant makes such request but such confirmation is not received by Consultant within said 90 days, Consultant shall then have the option for a period of 90 days to either continue with the terms of this Agreement or by giving written notice to the Company receive in a lump-sum all amounts, if any, remaining to be paid through February 9, 2010 and any extension period as described in Section 24 below which was in effect at the date of such notice in which event the parties shall be relieved of any further obligations under this Agreement with the exception of the terms contained in Section 8 and 9 herein and except the continuing benefits of Terminating Employee as set forth in Section 1 which benefits shall continue in accordance with their respective terms. Any confirmation of the assumption of the Company’s obligations under this Agreement, as set forth above, shall not relieve the Company of any obligations or liability under this Agreement.

     Section 11. Enforceability. The foregoing agreements not to use trade secrets or confidential information or to compete or to do any other acts prohibited by Sections 8 and 9 of this Agreement shall not be held invalid or unenforceable because of the scope of the territory or actions subject thereto or restricted thereby, or the period of time within which such agreements respectively are operative, but the maximum territory and action subject to such agreements respectively, and the period of time in which such agreements respectively are enforceable, are subject to determination by a final judgment of any court which has jurisdiction over the parties and subject matter.

     Section 12. Termination. In the event that Consultant or Hunter fail to observe and comply substantially with all of the terms and provisions of this Agreement, or if Consultant or Hunter fails to perform substantially all of their respective duties, obligations, and agreements herein contained or as imposed by law, including fiduciary duties, to the reasonable satisfaction of the Company, the Company shall have the right to terminate this Agreement by giving Consultant not less than thirty (30) days’ prior written notice of such violation(s) and a period of fifteen (15) days to cure such violation(s) and following such period, if there is no cure, this Agreement (with the exception of Section 8 hereof) shall thereupon terminate and be of no further force and effect, and the Company shall have no further obligation to Consultant or Hunter under this Agreement (i) except to pay all compensation earned prior to such termination, and (ii) except that the continuing benefits of Terminating Employee as set forth in Section 1 shall continue in accordance with their respective terms. Notwithstanding the foregoing, the Company shall not terminate this Agreement during any such period as Consultant is prevented from performing its duties hereunder by reason of disability of Hunter.

     In the event that the Company breaches its obligations to make timely payments of the amounts set forth in Section 5 hereof, Consultant shall have the right to terminate this Agreement by giving the Company not less than thirty (30) days’ prior written notice of such violation(s) and a period of fifteen (15) days to cure such violation(s) and following such period, if there is no cure, this Agreement (with the exception of Sections 8 and 9 hereof) shall terminate and be of no further force and effect and the Company shall have no further obligation to Consultant or Hunter under this Agreement, (i) except that the Company shall within 30 days of the last day of the cure period pay to Consultant in a lump sum all amounts, if any, remaining to be paid through February 9, 2010 and any extension period as described in Section 24 below which was in effect at the date of such violation, and (ii) except that the continuing benefits of Terminating Employee as set forth in Section 1 shall continue in accordance with their respective terms.

     Section 13. Parties In Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assigned by either party without the prior written consent of the other party. However, in the event the Company is merged with another corporation, such merger will not render the terms of this Agreement any less binding or enforceable in any manner.

     Section 14. Severability. In case any term, phrase, clause, paragraph, restriction, covenant, or agreement herein contained shall be held to be invalid or unenforceable, same shall be deemed, and it is hereby agreed that same are meant to be, severable, and same shall not defeat or impair the remaining provisions hereof.

     Section 15. Waiver. A waiver by the Company of any breach by Consultant or Hunter of this Agreement or of any duties imposed upon Consultant or Hunter by law, or of any other cause for discharge of Consultant or Hunter, shall not be construed as a waiver by the Company of its right to terminate this Agreement for any subsequent or continuing breach of this Agreement by Consultant or Hunter.

     Section 16. Binding Effect. This Agreement shall bind and inure to the benefit of the Company and Consultant, their successors and assigns, and Hunter, his heirs and personal representatives. This Agreement provides for the personal services of Hunter and any transfer or assignment of this Agreement by Consultant, by operation of law or otherwise, is voidable by Company in its sole discretion.

     Section 17. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent registered mail with return receipt requested, or hand delivered to the respective addresses as set forth below, or to such address as may from time to time be designated by notice in accordance herewith.

     Section 18. Governing Law. It is agreed that this Agreement will be interpreted and construed in accordance with the laws of the State of Texas.

     Section 19. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     Section 21. Modification. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

     Section 22. Entire Agreement. This Agreement contains the entire understanding of the parties relating to the subject matter hereof and supersedes all previous written and verbal agreements between the parties hereto relating to such subject matter. There are no agreements, representations or warranties not set forth herein.

     Section 23. Dispute Resolution. Except for the matters specifically excluded below, any and all disputes between the parties to this Agreement arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement and the covenants and obligations contemplated herein, including but not limited to any claims against the SCI, Executive Services, Company, their affiliates or their respective officers, directors, employees or agents, shall be solely and finally settled by arbitration conducted pursuant to the Rules of the American Arbitration Association, as now in effect or hereafter amended. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against whom enforcement of the award is being sought, and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The parties agree and acknowledge that any arbitration proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential. It is expressly agreed and understood that this paragraph shall not govern claims for workers’ compensation or unemployment benefits or claims for injunctive relief relating to alleged violations of Section 8 or 9 hereof.

     Notwithstanding the foregoing, prior to proceeding with arbitration as described in this Section 23, the parties shall first attempt in good faith to resolve any dispute arising out of or relating to this Agreement by mediation before a mediator jointly selected by Consultant and the Company. In the event they are unable to mutually agree on a mediator Consultant and the Company shall each select a mediator and that mediator shall in turn, select a mediator to serve as the mediator for the parties.

     Section 24. Extension. The Company shall have, at its sole discretion, the option to extend this Agreement for an additional one year period by giving written notice to Consultant during the ninety day period preceding the expiration of the fifth year of the initial term of this Agreement. If this Agreement is extended by the Company, the Company shall have the further option, at its sole discretion, to extend this Agreement for an additional one year period by giving written notice to Consultant during the ninety day period preceding the expiration of the first extension period. If the Company has exercised its option to extend the Agreement for a second one year period, the Company shall have the further option, at its sole discretion, to extend this Agreement for a final one year period by giving written notice to Consultant during the ninety day period preceding the termination of the second one year extension. The consideration to be paid to Consultant during any extension period shall be the sum of $50,000.00 per month payable on the first day of each month during any such extension period.

     Section 25. Ownership of Intellectual Property. All ideas, concepts, inventions and other forms of intellectual property conceived or developed by Hunter in the course of performance of his consulting duties hereunder are hereby assigned by Hunter to Company and shall be the sole and exclusive property of the Company. This shall include, without limitation, rights subject to patent or copyright protection.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Address for Notices:

B. D. Hunter	/s/ B. D. Hunter

1929 Allen Parkway	B. D. Hunter
Houston, Texas 77019

Huntco International, Inc.	Huntco International, Inc.
12620 Lamplighter Square
St. Louis, Missouri 63128	By:	/s/ B. D. Hunter

B. D. Hunter
President

President	SCI Funeral & Cemetery Purchasing
SCI Funeral & Cemetery Purchasing	Cooperative, Inc.
Cooperative, Inc.
P.O. Box 130548	By:	/s/ Curtis G. Briggs

Houston, Texas 77219		Curtis G. Briggs
Vice President

SCI Executive Services, Inc.	SCI Executive Services, Inc.
P.O. Box 130548
Houston, Texas 77219	By:	/s/ Curtis G. Briggs

Curtis G. Briggs
Vice President